UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2014

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

On April 25, 2014 (the “Effective Date”) Brainstorm Cell Therapeutics Inc. (the “Company”) entered into agreements with holders of warrants originally issued in the Company’s August 16, 2013 public offering (the “2013 Warrants”) to exchange outstanding 2013 Warrants entitling the holder to purchase an aggregate of 11,662,059 shares of Company common stock, $0.00005 par value (“Common Stock”) for an aggregate of 5,831,031 unregistered shares of Common Stock. On the Effective Date each share of Common Stock issuable pursuant to the 2013 Warrants (the “Warrant Shares”) was exchanged for shares of unregistered Common Stock equal to one-half (0.5) of the number of Warrant Shares (the “Exchange Shares”), provided that in the event the number of Exchange Shares resulted in a fractional number it was rounded up to the nearest whole share. As of the Effective Date the 2013 Warrants were cancelled and of no further force and effect.

The Company believes that the exchange will help facilitate the Company’s plans to uplist its stock to a national securities exchange such as NASDAQ. The 2013 Warrants contain anti-dilution provisions. Under generally accepted accounting principles, the anti-dilution provisions require the 2013 Warrants to be valued and classified as a warrant liability on the balance sheet, resulting in a reduction of stockholders’ equity. NASDAQ requires as part of its initial listing standards that the Company have a minimum of $5 million of stockholders’ equity, which the exchange is anticipated to help facilitate.

1.02 Termination of a Material Definitive Agreement.

The information contained in Item 1.01 and Item 5.02 is incorporated by reference into this Item 1.02.

On April 25, 2014 the Agreement by and among the Company, Prof. Abraham Israeli and Hadasit Medical Research Services and Development Ltd. (“Hadasit”), dated April 13, 2010 and amended December 31, 2011 (as amended, the “Agreement”) was terminated pursuant to notice given by Hadasit and Prof. Israeli, in connection with Prof. Israeli’s resignation from the Company (as further described in Item 5.02 below). The Agreement provided terms for Prof. Israeli’s service as the Company’s Clinical Trials Advisor and a member of the Company’s Board of Directors, both of which ceased on April 25, 2014. As a result of the termination of the Agreement Prof. Israeli and Hadasit will no longer receive annual grants to purchase shares of Common Stock, and any outstanding and unvested grants made pursuant to the Agreement will cease to vest, and the grants shall be valid until and may be exercised only on or before October 25, 2014.

3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated by reference into this Item 3.02.

The offer and sale of the Exchange Shares were made in reliance upon the exemption from registration provided for by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  No form of general solicitation or general advertising was used by the Company, or any representative of the Company, in connection with the offer or sale of the Shares. No underwriters were involved with the issuance of the Exchange Shares and no commissions were paid in connection with the exchange.  Each of the investors represented to the Company that they are an accredited investor.  This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the Exchange Shares be offered or sold absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.  The certificates evidencing the Exchange Shares contain a legend stating the same.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 22, 2014, Prof. Abraham Israeli, a director and Chairman of the Board of Directors of the Company and a consultant to the Company, informed the Company of his resignation from the Company effective April 25, 2014. Prof. Israeli has served the Company since April 13, 2010.

Effective upon Prof. Israeli’s resignation, Dr. Irit Arbel, a co-founder and member of the Board of Directors of the Company, will succeed Prof. Israeli as Chairman of the Board of Directors of the Company.

Item 8.01  Other Events.

On April 25, 2014, the Company issued a press release announcing the warrant exchange. The foregoing description is qualified in its entirety by reference to the Press Release filed as Exhibit 99.1 hereto, which exhibit is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 25, 2014	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits
Chaim Lebovits
President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 25, 2014